THIS AGREEMENT is made on 2 October 1997
BETWEEN:

(1) KLIPPAN SAFETY AB (REGISTRATION NUMBER 556198-2140) whose registered office is at Klippan, Sweden, S-26421 ("the Seller")

(2) BRADLEY INTERNATIONAL HOLDINGS LIMITED (registration number 3407901) whose registered office is at Beldray Road, Bilston, West Midlands, WV 147 NF ("the Buyer")

1.     INTERPRETATION

       In this Agreement:-

       1.1 the expressions set out in Schedule 1 shall have the meanings stated in that Schedule unless inconsistent with the context;

       1.2 references in this Agreement to clauses are to clauses of this Agreement, and references to paragraphs are to paragraphs in the
              Schedule in which such references appear; and

       1.3 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement.

2.     SALE OF SHARES

       Upon the terms and conditions herein contained, the Seller will sell and the Buyer will buy the Shares.

3.     CONSIDERATION

       3.1 The consideration for the sale of the Shares shall be the sum of SEK 20,104,000 but subject to adjustment after Completion as provided in Schedule 2.

       3.2 The Provisional Consideration will be paid in cash on Completion to the Seller's account (number 6126-142 226 572) at the Seller's Bank.

4.     COMPLETION

       4.1 The sale and purchase of the Shares will be completed at the offices of the Buyer's Solicitors immediately after the signing and exchange of this Agreement when:-

              4.1.1 the Seller will produce and deliver to the Buyer the documents and other matters listed in Schedule 3;

              4.1.2 the Seller will repay, and will procure that each Associated Company will repay, all amounts owed by it to any Group Member and each Group Member will repay all amounts owed by it to the Seller or any Associated Company, whether due for payment or not;

              4.1.3 the Seller shall cause either a directors' or extraordinary shareholders' meeting (as appropriate) to be held for each Group Member for purposes of electing new directors of each Group Member and auditors of the Company;

              4.1.4  the Buyer will pay the Provisional Consideration; and

              4.1.5 the Buyer will as soon as practicable after Completion use reasonable endeavours to procure the release of the Seller from the agreed list of guarantees and will in the meantime indemnify the Seller against any liability which the Seller may suffer under or in relation to such guarantees.

       4.2 The Seller covenants and will ensure that immediately following Completion Per Goran Nilsson will be removed from his position as a director(s) of each Group Member without any claim for compensation or remuneration and that he will not exercise his formal authority to represent any Group Member.

       4.3 The Buyer agrees to procure that, if it is at the time a registered shareholder in the Company, and if the Company is at the time a registered shareholder in the relevant Group Member, the next ordinary shareholders meeting of each of:-

              4.3.1  Akta Barnsakerhet AB; and

              4.3.2  Oy Klippan AB; and

              4.3.3  Klippan Gmbh; and

              4.3.4  Klippan SARL

              will pass the necessary resolutions whereby PG Nilsson will be discharged from liability with respect to his administration of such Group Member.

5.     WARRANTIES

       5.1 The Seller warrants and represents to the Buyer in the terms of the Warranties, provided however that the Buyer will not be entitled to claim that any fact or combination of facts constitutes a breach of any of the Warranties if and to the extent that such fact or combination of facts has been fully, fairly and clearly disclosed in the Disclosure Letter;

       5.2 The Seller undertakes to the Buyer that in the event of a breach of any Warranty the Seller shall compensate the Buyer by one SEK for each SEK of the shortfall or diminution in value of the relevant Group Member, or the full amount of the liability incurred by it (after having depleted all applicable reserves specified in the Management Accounts or the Completion Accounts), as a result of the matter constituting such breach of Warranty unless the shortfall diminution or liability is deductible in the Company's tax return in which case the compensation to be paid by the Seller shall be adjusted to reflect the shortfall diminution or liability net of tax.

       5.3 Each of the Warranties will be construed as a separate Warranty and will not be limited or restricted by reference to, or inference from, the terms of any other Warranty or any other term of this Agreement.

       5.4 In this Agreement, unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Seller (or similar expression), the Seller is deemed to have such knowledge, information, belief or awareness as the Seller would have obtained had the Seller made all due and careful enquiries into the subject matter of that Warranty.

6.     SELLER'S PROTECTIONS

       6.1    Despite the foregoing provisions of clause 5:-

              6.1.1 the Buyer shall not claim compensation from the Seller unless the total amount of all claims, after having exhausted all available relevant insurance coverage which the relevant Group Member has in place, if any, shall exceed SEK 1,000,000, in which event the Buyer shall be entitled to claim the excess over SEK 500,000 of such claim or claims;

              6.1.2 the total compensation to be paid by the Seller under the Warranties shall in no event exceed SEK 10,052,000;

              6.1.3 the Seller will be under no liability to make any payment in respect of any claim unless:-

                     6.1.3.1 written particulars of the claim (giving details of the specific matter in respect of which such claim is made) are given to the Seller within two months of the Buyer having discovered the claim; and

                     6.1.3.2 such particulars are given within a period of seven years from the date of this Agreement if the claim relates to Taxation or, if not, one year form the date of this Agreement;

              6.1.4 the Seller will have no liability in respect of any claim to the extent that it relates to any matter specifically provided for, or included as a liability or disclosed, in the Accounts of the relevant Group Member.

              6.1.5 the Seller will have no liability under Warranty 4.2 if and to the extent that the amount of the claim or claims is less than the aggregate amount which has been recovered from debtors which have been fully provided for in the Accounts, the Management Accounts and/or the Completion Accounts at the date 8 months after the Completion Date.

       6.2 Despite any other provisions of this Agreement, the provisions of clause 6.1 shall not apply to exclude or limit the liability of the Seller to the extent that any claim arises by reason of any fraud, or dishonest, reckless or willful misstatement or omission by or on behalf of the Seller.

7.     NON-COMPETITION

       7.1 The Seller undertakes to the Buyer that it will not, and will procure that no Associated Company will during a period of five years after the Completion Date, directly or indirectly, and whether alone or in conjunction with any other person carry out or further or support any activity which in any way may compete with any activity which is carried out by any Group Member within the Restricted Area.

       7.2 The Buyer undertakes during a period of five years after the Completion Date not to, directly or indirectly, carry out or further or support any activity which in any way may compete with the remaining activity of the Seller, i.e. the development, production and sale of safety belts, protection nets, luggage restraints and attachments and fastenings for OEM vehicle manufacturers, car importers and car accessory dealers and fall restraints for truck cabins, convenience nets, net pockets, safety nets and related products except that the Buyer shall not be restricted in pursuing the business of assembling and selling "after market seat belts" and other products concerned with the restraint or safety of children in motor vehicles.

       7.3 In the event that either party should commit a breach of the covenants in this clause 7 such party shall (without restricting the other party's rights) pay to the other party a penalty of SEK 1,000,000 and if the breach continues during a period longer than one month, an additional SEK 200,000 for each month during which the breach prevails.

       7.4 The parties agree that each of the undertakings set out in this clause 7 and clause 8 is separate and severable and enforceable accordingly and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the Seller.

       7.5 No restriction contained in this Agreement, or in any agreement or arrangement of which this Agreement forms part, which causes this Agreement or that agreement or arrangement to be subject to registration under the Restrictive Trade Practices Act 1976 will take effect until the day after particulars of this Agreement or of that agreement or arrangement, as the case may be, have been furnished to the Director General of Fair Trading pursuant to that Act.

8.     SECRECY

       8.1 The Seller undertakes to the Buyer that it will not and will procure that no Associated Company will make any unauthorized disclosure of any Confidential Information regarding any Group Member or its activities. The Seller undertakes to procure that its employees, consultants and directors of the board will be bound by a corresponding secrecy undertaking.

       8.2 The Buyer undertakes to the Seller that it will not make any unauthorised disclosure of any Confidential Information regarding the Seller or its activities. The Buyer undertakes to procure that its employees, consultants and directors of the board will be bound by a corresponding secrecy undertaking.

       8.3 In this clause 8 "Confidential Information" shall mean any information, technical, commercial or of any other kind, whether written or oral, except such information which is or will be publicly known or which has come to or will come to the public knowledge in any way other than through the Seller's breach of the secrecy undertaking contained in clause 8.1 or the Buyer's breach of the secrecy undertaking in clause 8.2.

       8.4 The Buyer shall be entitled to claim compensation for non-intentional and non-negligent acts or omissions by the Seller in breach of this clause 8 and the Seller shall be entitled to claim compensation for non-intentional and non-negligent acts or omissions by the Buyer in breach of this clause 8.

9.     NO OTHER REMEDIES

       The Seller shall not be deemed to have made any other warranty or representation other than those expressly made in Schedule 4 of this Agreement. The only remedy available to the Buyer, in law or in contract, shall be to claim compensation from the Seller by reason of an inaccuracy in the representations or warranties given by the Seller in
       Schedule 4.

10.    PRESS RELEASE

       10.1 The parties agree that a press release shall be worked out jointly and be released on a date to be agreed before which no announcement shall be made concerning this Agreement by either party save with the prior written approval of the other party.

       10.2 Notwithstanding clause 10.1 the employees of the Group Members shall be informed of Completion immediately following Completion and the Buyer consents to the Seller informing its employees of Completion.

11.    GOVERNING LAW

       The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement shall be governed by English law. The Swedish Courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

12.    NOTICE AND LANGUAGE

       12.1 Notice and other communications shall be in the English language and deemed to be valid and effective if sent by courier or registered letter to the addresses of the parties stated above or to other addresses supplied at a later date.

       12.2 The communications will be considered as having reached the addressee:

              12.2.1 if sent by courier; on delivery

              12.2.2 if sent by registered letter; ten days after the date of mailing

13.    HEADINGS

       The division of this Agreement into separate sections and the insertion of headings shall not affect the interpretation of this Agreement.

14.    AMENDMENTS

       Only those amendments and additions to this Agreement that are made in writing and signed by the parties are valid.

15.    ENTIRE AGREEMENT

       Subject to clause 6.2:-

       15.1 this Agreement constitutes the entire agreement between the parties on all issues to which the Agreement relates;

       15.2 the contents of this Agreement supersede all previous written or oral commitments and undertakings

16.    COSTS

       Each party to this Agreement will bear such party's own costs and expenses relating to the preparation and completion of this Agreement, except where otherwise expressly stated.

17.    INTEREST

       If the Seller becomes liable to pay the Buyer or any Group Member any sum pursuant to this Agreement the Seller will be liable to pay interest on such sum from the due date for payment; at the annual rate of 4 per cent above the base lending rate from time to time of National Westminster Bank plc. accruing on a daily basis until payment is made, whether before or after any judgement.

18.    GENERAL

       18.1 This Agreement will be binding on and will enure for the benefit of each party's successors and assigns (as the case may be).

       18.2 Each of the agreements, covenants, obligations, warranties, indemnities and undertakings contained in this Agreement will continue in full force and effect despite Completion.

       18.3 The parties agree that they will do all such acts and things and execute all such documents as may be required on or subsequent to Completion:-

              18.3.1 to vest in the Buyer legal and beneficial ownership of the
                     Shares in accordance with this Agreement;

              18.3.2 to vest in the Company all the shares in, Akta
                     Barnsakerhet AB and 95% of the issued shares in Klippan SARL; and

              18.3.3 to vest in the Company or the relevant Group Member the
                     Intellectual Property Rights relating to the business carried on by the Group and otherwise to give effect to the terms and spirit of this Agreement.

       18.4 Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

       18.5 Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

       18.6 The Buyer may release or compromise the liability of, or grant time or any other indulgence to, any person who is a party to this Agreement without in any way prejudicing or affecting the liability (whether joint and several or otherwise) of any other person who is a party to this Agreement.

       18.7 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which so executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

       18.8 Except as required by law all payments by the Seller under this Agreement will be made free and clear of all deductions and withholdings (whether in respect of tax or otherwise).

       18.9 If any deduction or withholding is required by law to be made from any payment by the Seller under this Agreement or if (ignoring any available relief, credit or allowance) the Buyer is subject to tax in respect of any payment by the Seller under this Agreement, the Seller covenants with the Buyer to pay to the Buyer such additional amount as is necessary to ensure that the net amount received and retained by the Buyer is equal to the amount which it would have received and retained had the payment in question not been subject to the deduction or withholding of tax.

19.    INDEMNITIES

       The Seller agrees to indemnify the Buyer:-

       19.1 (both for itself as Buyer and as trustee for the Company) for any liabilities of the Company in respect of any pension fund or scheme operated by or relating to the Company arising from any underfunding of contributions and/or of transfers in from other pension schemes and/or otherwise howesoever in each such case as certified by the actuary for the time being of any such fund or scheme of or relating to the Company provided that this indemnity shall not cover the first L.25,000 of any such liabilities and this indemnity shall be limited to L.125,000;

       19.2 for 50% of all and any dilapidation costs in relation to the property at Byron Street (including the costs of any property consultants instructed in connection with such dilapidations) to the extent that such costs exceed in aggregate the sum of L.25,000;

       19.3 for all and any redundancy cost in connection with the proposed redundancy of Jarl Bill which are attributable to the period after 19 February 1998

20.    DEBTORS AND STOCK

       The Buyer agrees that it will procure the assignment to the Seller of any debtor or stock of any Group Member which has either been fully provided for in the Completion Accounts for nil cost or which amounts to an agreed adjudged breach of a warranty on being requested to do so in writing by the Seller within 12 months following completion and that the sale of any such stock the Seller will not be a breach by the Seller of clause 7.

                                   SCHEDULE 1

                                   Definitions

In this Agreement the following expressions shall have the following meanings unless inconsistent with the context:-

Expression                                   Meaning
----------                                   -------
"the Accounts"                               The audited accounts of each Group Member for the
                                             financial year which ended on the Accounting Date,
                                             comprising in each case a balance sheet, a profit and
                                             loss account, notes and directors' and auditors'
                                             reports

"the Accounting Date"                        31st December 1996

"the Act"                                    The Companies Act 1985

"Associated Company"                         Any company, not being a Group Member, which at the
                                             relevant time is:

                                             (a)    a holding company of the Seller; or

                                             (b)    a subsidiary or subsidiary undertaking of the
                                             Seller; or

                                             (c)    a subsidiary or subsidiary undertaking (other
                                             than the Seller itself) of any such holding company,

                                             the expressions "holding company", "subsidiary" and
                                             "subsidiary undertaking" having the meanings given to
                                             them by the Act

"the Buyer's Advisers' Reports"              (1)    The "Memorandum on certain information and
                                             documents" dated 23rd September 1997 prepared by
                                             Mannheimer Swartling Advolcatbyra for the Buyer in
                                             relation to Akta Barnsakerhet AB.

                                             (2)    The "Legal due diligence" report dated 15th
                                             September 1997 prepared by Dittmar & Indrenius for
                                             the Buyer in relation to Oy Klippan AB

                                             (3)    The "Due diligence report" dated 23rd
                                             September 1997 prepared by Chaintrier & Associes for
                                             the Buyer in relation to Klippan SARL


                                             (4)    The "Due diligence report" dated 18th
                                             September 1997 prepared by Wessing Berenberg for the
                                             Buyer in relation to Klippan GmbH together with a
                                             facsimile letter dated 22nd September 1997 from
                                             Wessing Berenberg to Graham Spalding of Eversheds in
                                             respect of the employment of Jarl Bill

                                             (5)    the report dated 29 September prepared by
                                             Deloitte & Touche for the Buyer

                                             a copy of each of which is attached to the Disclosure
                                             letter

"the Buyer's Bank"                           National Westminster Bank plc PO Box 299, Guildford,
                                             Surrey, GU1 3ZU, Sort code 60-09-21

"the Buyer's Solicitors"                     Eversheds of 10 Newhall Street, Birmingham, B3 3LX

"claim"                                      In clause 7 means any claim which would, but the
                                             provisions of clause 7, be capable of being made
                                             against the Seller for breach of warranty

"the Company"                                Klippan Limited, registered number 2264274 save in
                                             Schedules 2 and 4 where the expression or the
                                             expression "the Companies" shall mean each Group
                                             Member and Oy Klippan AB as if the references in
                                             Schedule 2 referred to, or the Warranties were set
                                             out in full in respect of (as appropriate) each such
                                             Group Member and Oy Klippan AB

"Completion"                                 Completion of the sale and purchase in accordance
                                             with clause 4

"the Completion Accounts"                    The accounts prepared in accordance with paragraph 2
                                             of Schedule 2

"the Completion Date"                        The date of this Agreement

"the Consideration"                          The consideration for the sale of the Shares as
                                             stated in clause 3.1

"Contract"                                   Any agreement, arrangement or understanding

"the Disclosure Letter"                      The letter having the same date as this Agreement
                                             from the Seller to the Buyer qualifying the
                                             Warranties

"Event"                                      Any event, fact or circumstance whatsoever including
                                             any transaction, action or omission (whether or not
                                             the Company is party to it), the earning, receipt of
                                             accrual of any income, profits or gains, the sale and
                                             purchase of the Shares pursuant to this Agreement and
                                             Completion

"the Group"                                  Together the Company and each other company details
                                             of which are set out in Schedule 6

"Group Member"                               Any company which is a member of the Group

"Intellectual Property Rights"               Patents, trade marks, service marks, registered
                                             designs, design rights, copyright, know how and all
                                             other intellectual property (of whatever nature) and
                                             any applications for the same

"the Management Accounts"                    The management accounts to 31st August 1997 in the
                                             form agreed between the parties

"Net Assets"                                 Share capital, restricted and unrestricted equity
                                             plus the taxed part of any untaxed reserves of the
                                             Company

"Oy Klippan AB"                              Oy Klippan AB whose details appear in Schedule 7

"the Pension Scheme"                         The Klippan Limited Retirement and Death Benefits
                                             Scheme

"the Property"                               The property specified in the Disclosure Letter

"the Provisional Consideration"              The sum of SEK 20,104,000

"the Restricted Area"                        France, Germany, the United Kingdom, Sweden, Finland,
                                             Denmark, Norway, Holland, Belgium, Spain, Italy,
                                             Austria, Switzerland

"the Seller's Bank"                          Svenska Handelsbankden, Stockholm, Sweden

"the Seller's Solicitors"                    Hybbinette & Partners AB Nybrogatan 3, S-114 34
                                             Stockholm, Sweden

"the Shares"                                 All the issued shares in the capital of the Company

"Stock"                                      Stocks of the Company including, but not limited to,
                                             raw materials components, work in progress, finished
                                             goods and consumables

"the Warranties"                             The warranties, representations and undertakings set
                                             out or referred to in clause 5 and Schedule 4.

                                   SCHEDULE 2

                          Adjustment of Consideration


1.     Completion Accounts

       1.1 The Buyer and the Seller shall arrange for accounts for the Company to be prepared by employees of the Company and reported on in accordance with the provisions of this Schedule.

       1.2 The Completion Accounts shall consist of a consolidated balance sheet dealing with the state of affairs of the Company and the other Group Members as at the close of business on the Completion Date.

       1.3 The Completion Accounts shall be prepared using generally accepted accounting principles consistent with those applied for the purposes of the Accounts of the Company.

       1.4    In preparing the Completion Accounts:

              1.4.1 no value shall be attributed to goodwill or any other intangible asset; and

              1.4.2  fixed assets shall include (without limitation):-

                     1.4.2.1 all leasehold property in occupation by the Company (but no other property):

                     1.4.2.2 all intangible assets, including without limitation, goodwill, licences, the benefit of contracts, names, trademarks, capitalised professional fees which shall be valued at L.1;

                     1.4.2.3 all plant, machinery, fixtures, fittings, equipment, motor vehicles, and other tangible assets required for trading, whether located at the Property or otherwise. Plant with a net book value in excess L.5,000 and not used in the previous 12 months will be valued at nil;

                     1.4.2.4 capital expenditure where goods received prior to the Completion Date but invoice not received by that date; and

                     1.4.2.5  all assets shown as fixed assets in the Accounts;

       The parties agree that any fixed assets located in Finland associated with seat belt production should have been transferred by Oy Klippan AB to the Seller at net book value before Completion. Any such assets not so transferred will be valued at nil.

              1.4.3 Subject as provided in 1.4.2 fixed assets shall be included at the value at which they were included in the Company's schedule of depreciation and on the bases adopted in the Accounts subject to annual rates of depreciation in accordance with established accounting policies as follows:-

                     Leasehold Improvements              -over the remaining
                                                         period of the lease
                                                         except for the lease to
                                                         Oy Klippan AB, which
                                                         will continue to be
                                                         depreciated over 5


                     Plant & Equipment                   -over 2 to 16 years

                     Fixtures, fittings, tools and
                          equipment                      -over 2 to 3 years

              1.4.4 if and to the extent that any asset is included in the Accounts at the value in excess of cost, its value for the purpose of the Completion Accounts shall be cost less accumulated depreciation;

              1.4.5 Stock and work-in-progress shall be included at the values calculated in accordance with the stock take and valuation carried out as at the Completion Date

              1.4.6 Stock and work-in-progress will be valued on a consistent basis using the lower of cost and net realisable value.

              1.4.7 provision for obsolete and slow moving stock will be made for any items of stock and work in progress on the following basis:

                     1.4.7.1 Finnish seat belt stocks to the extent not previously transferred to the Seller at net book value 100%

                     1.4.7.2 Stocks not relating to current products (including those designated as R44-02) - 100%; and

                     1.4.7.3 For all other stocks, 100% provision will be made against stock levels in excess of usage in the 8 months ended 30 September 1997, except where new products have been introduced during that period, for which provision will only be made against stock in excess of 8 months reasonable forecast usage.

                     1.4.7.4 Bradgate Textiles holds consignments stocks for the Company. These stocks will not be included in the Completion Accounts but they will be assessed together with any other stocks held by Bradgate which the Company is committed to buy, for the purpose of making provisions under
                              1.4.7.2 and 1.4.7.3.

              1.4.8 receivables (including trade debts) will be valued on the basis of the Company's sales ledger on the Completion Date subject to adequate reserves for bad and doubtful debts.

              1.4.9 all liabilities of the Company at the close of business on the Completion Date and all provisions for liabilities and charges shall be shown as liabilities in the Completion Accounts.

              1.4.10 a deduction of SEK 600,000 will be made from any deferred tax asset value. In addition, a deduction of the SEK equivalent of L.8,775 will be made from ACT recoverable to reflect the timing delay in its recovery.

       1.5 The stand construction costs and rental of floor space for Kinder and Jurgend and the IAA in Frankfurt are shown in the Management Accounts as prepayments phased over the rest of the year. This policy will be adopted for the purpose of the Completion Accounts.

2.     PROCEDURE

       2.1 The Buyer and the Seller shall jointly instruct the Company's employees to produce a draft of the Completion Accounts, with such assistance from the personnel of the Company and the Company's auditors as shall be deemed by the Buyer and/or the Seller to be expedient. Within 28 days after the Completion Date such draft of the Completion Accounts will be delivered to the Seller and the Buyer for consideration. Unless the Seller shall notify the Buyer or the Buyer shall notify the Seller in writing within 28 days after receipt of such draft that it does not accept that such draft complies with paragraph 1 both parties shall be deemed to have accepted such draft as complying with paragraph 1.

       2.2 If within the period of 28 days referred to in paragraph 2.1 either party shall notify the other in writing that it does not accept that the said draft complies with paragraph 1 then the Buyer and the Seller shall use their best endeavours to reach agreement upon adjustment of the said draft to meet the objections of such notifying party.

       2.3 When both parties accept or are deemed to accept that the said draft complies with paragraph 1 both parties will sign the Completion Accounts which shall be the Completion Account for the purposes of this Agreement and shall be final and binding on the parties.

       2.4 In the event that the Seller and the Buyer are unable to reach agreement any matter in dispute shall be referred to KPMG, Stockholm by either party ("the independent Accountant"). The Independent Accountant (whose costs shall be paid as the Independent Accountant shall direct) shall act as expert and his decision shall (in the absence of manifest error) be final and binding on the parties.

3.     ADJUSTMENT OF CONSIDERATION

       3.1 When the Completion Accounts have become final and binding (whether under paragraph 2.3 or by virtue of a decision of the Independent Accountant) the Provisional Consideration shall forthwith:-

              3.1.1 be increased by the amount (if any by which the Net Assets are greater than SEK 13,805,000 or (as the case may be)

              3.1.2 be reduced by the amount (if any) by which the Net Assets are less than SEK 13,805,000

       3.2 The Provisional Consideration shall only be increased or decreased if the amount of such increase or decrease exceeds the SEK equivalent of L.30,000 on the date upon which the Completion Accounts are agreed or determined. If the amount of any increase or decrease exceeds the SEK equivalent of L.30,000, the Provisional Consideration shall be increased or decreased by the full amount of such increase or decrease and not merely just the excess.

       3.3    Notwithstanding the provisions of clause 3.2:-

              3.3.1 to the extent a difference arises in respect of the actual provision for Stock in the Completion Accounts compared with the estimated provisions made at 31st August 1997 (in deriving the Provisional Consideration), the Provisional Consideration will be increased by the amount of such difference in full irrespective of whether the amount calculated in accordance with clause 3.1 is in total less than the SEK equivalent of L.30,000

              3.3.2 the following additional agreed provisions will be deemed to have been added to the provisions relating to the same subject matters which appear in the Management Accounts (or where no such provision appears, will be deemed to have been made in the Management Accounts) when calculating whether or not the Net Assets are greater or less than SEK 13,805,000 for the purposes of paragraph 3.1:

                                                                               Provision (L.)
                                                                               --------------
                     R44-02 stock in the UK                                      30,000
                     Bradgate consignment stock                                  30,000
                     Rebate due to Mothercare under-provided for                 9,000

       3.4 The amount of any increase or reduction in the Provisional Consideration shall be paid by the Buyer or the Seller (as the case may be) within 14 days after the Completion Accounts have become final and binding as aforesaid and any amount not paid when due shall carry interest on the amount to be paid at the annual rate of two per cent above the base lending rate from time to time of National Westminster Bank plc from the due date until the date of actual payment (as well after judgment as before).

4. All sums payable under this Schedule shall be paid in cash by way of a foreign banker's draft drawn in favour of the Seller or the Buyers, as appropriate, on the Seller's Bank or the Buyer's Bank, as appropriate.

                                   SCHEDULE 3

               LIST OF DOCUMENTS AND OTHER MATTERS TO BE PRODUCED
             AND DELIVERED BY THE SELLER TO THE BUYER ON COMPLETION


1. Duly executed transfers of the Shares in favour of the Buyer (or as it will direct) together with all relevant share certificates.

2.     Share certificates in the name of the Company of each Group Member.

3. Written resignations of P G Nilsson as Director and Manager (as appropriate) of each Group Member.

4.     Trade mark licence assignments

                                   SCHEDULE 4

                                   WARRANTIES

1.     SCHEDULES 5 & 6

       1.1 The information contained in Schedules 5 and 6 is complete and accurate in all respects.

       1.2 The Shares and the shares of the Group Members (other than the Company) shown in Schedule 6 are in issue fully paid and are beneficially owned and registered as set out in Schedules 6 and 7 free from any third party right, lien, claim, option, pre-emption right, charge or other encumbrance.

       1.3 No Contract has been entered into which requires or may require the Company to allot or issue any share or loan capital and no resolutions have been made regarding issue of (i) new shares,
              (ii) convertible debt instruments, (iii) debt instruments with a right of option to subscribe for new shares or (iv) participating debt instruments.

       1.4 The Company has no interest in the share capital of any body corporate save as specified in Schedule 6

2.     INFORMATION ABOUT THE COMPANY

       The information concerning the Company, and which is contained or referred to in the Disclosure Letter and/or in the bundles of disclosure documents, is true and accurate in all material respects and (where appropriate) correctly and fairly reflects and Company's financial position and is not misleading because of any omission.

3.     ACCOUNTS AND MANAGEMENT ACCOUNTS

       3.1 The Accounts of the Companies including annual reports and balance sheets attached to the Disclosure Letter are correct, have been prepared in accordance with law and generally accepting accounting principles, applicable in its respective jurisdiction and fairly present (or in the case of Klippan Limited, give a true and fair view of) the financial position of the Companies as of their respective dates.

       3.2 The balance sheets of the Accounts include all of the assets and liabilities of each of the Companies.

       3.3 The Accounts are not affected by any extraordinary or exceptional item (save as disclosed in the Accounts).

       3.4 The accounting records of the Company are up to date and comply with all relevant legislation.

       3.5    Management Accounts

              A true copy of the Management Accounts is enclosed with the Disclosure Letter. Such Management Accounts have been prepared in accordance with accounting principles generally accepted in the relevant jurisdiction and on bases consistent with those used in the preparation of the Accounts and the Seller does not consider them misleading.

4.     THE COMPANIES' ASSETS

       4.1 The Companies have legal title to all assets referred to in the Accounts as being the property of the Companies, and such legal title is unrestricted and includes full right of disposition and such assets are free of any liens or other encumbrance except as disclosed in the Disclosure Letter.

       4.2 Adequate provisions have been made in the Accounts for bad debts, as required by generally accepted accounting standards, and all other receivables reflected in the Accounts have been recovered or will, to the best of the Seller's knowledge, be fully recoverable within eight months following Completion.

       4.3 The Stock of each of the Companies is not obsolete, slow moving (i.e. with no movement in the 8 months prior to Completion) or likely to realise less than its book value;

       4.4 Each asset referred to in the Accounts is situated at the Property.

5.     REMUNERATION AND EMPLOYEES

       5.1 Full particulars of the identities, dates of commencement of employment (or appointment to office) and terms and conditions of employment (including remuneration and any bonus, commission, share incentives or profit sharing arrangement) of all the management personnel and officers of the Company are enclosed with the Disclosure letter.

       5.2 No change has been made since the Accounting Date in the terms of employment of any management personnel employed by the Company at the date of this Agreement, and the Company is not party to any Contract to make any such change.

       5.3 No management personnel has been engaged by the Company since the Accounting Date and no management personnel employed by the Company at or since the Accounting Date has ceased, or given or received notice to cease, to be so employed.

       5.4 The Company has complied with all relevant local, national and EEC requirements regarding the maintenance of records regarding the service of each of its employees and complied with all agreements for the time being relating to them.

6.     PROPERTY

       6.1 The Company is not in occupation of or entitled to any estate or interest in any land or premises save the Property and has not entered contractual liability or the like to create such;

       6.2 The Company does not have any continuing liability in respect of any other property formerly owned or occupied by the Company either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Company or as a surety for the obligations of any other person in relation to such property.

       6.3 Copies of all leases of the Company have been disclosed to the Buyer and contain all the current terms under which the Company occupies the property and the Company is not contractually bound to enter into any new leases.

7.     INSURANCE

       7.1 Any and all assets of the Companies are and have since the Accounting Date been insured to their full replacement value against fire, damage and loss and other risks.

       7.2 The Company maintains and has since the Accounting Date maintained appropriate cover relevant to the jurisidiction against risks normally insured against.

       7.3 The insurances under clauses 7.1 to 7.2 above will be in full force and effect for at least one month following the Completion Date.

       7.4 All premiums due in relation to the Company's insurances have been paid, and nothing has been done or omitted to be done which would make any policy of insurance of the Company void or voidable or which is likely to result in an increase in premium or which would release any insurer from any of its obligations under any policy of insurance of the Company.

       7.5 There is no insurance claim pending or outstanding and, as far as the Seller is aware, there are no circumstances likely to give rise to any such claim.

       7.6 Full particulars of all the Company's insurances are given in the Disclosure Letter.

8.     FINANCING AND WORKING CAPITAL

       8.1 Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are contained in the Disclosure Letter; and no person who provides any such facility has given any indication that it may be withdrawn or its terms altered.

       8.2 The details contained in the Disclosure Letter of the credit or debit balances on all the bank or deposit accounts of the Company were correct at the date stated in the Disclosure Letter and since such date there have been no payments out of any such accounts except for routine payments and the balances on such accounts are not now substantially different from the balances shown in the Disclosure Letter.

       8.3 The Company has, since the Accounting Date, paid its creditors in accordance with their respective credit terms.

9.     AGREEMENTS AND UNDERTAKINGS

       The Companies are not in breach of any Contract nor are they bound by any Contract which:-

       9.1    is not made in the ordinary course of business;

       9.2 involves agency, distributorship, franchising, partnership, joint venture, consortium, or similar arrangements;

       9.3 commits the Company to capital expenditure other than that disclosed in the Disclosure Letter;

       9.4 is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort;

       9.5 is for the supply of goods and/or services by or to the Company terms under which retrospective or future discounts, price reductions or other financial incentives are given by or to the Company dependent on the level of purchases or any other factor;

       9.6 involves warranties, indemnities or representations given in connection with a sale of share or assets, or is a guarantee or indemnity in respect of the obligations of a third party, under which any liability or contingent liability is outstanding;

       9.7 involves the Company in any residual liability in respect of any leasehold property at any time assigned or otherwise disposed of by it; or

       9.8    is not on arm's length terms.

10.    OTHER BUSINESS MATTERS

       During the 12 months ended on the date of this Agreement there has been no substantial change in the basis or terms on which any person is prepared to do business with the Company (apart from normal price changes), and no substantial customer or supplier of the Company has ceased or substantially reduced its business with the Company, and no indication has been received by the Company or the Seller that there will or may be any such change, cessation or reduction.

11.    RESTRICTIONS ON THE ACTIVITIES OF THE COMPANIES AND COMPLIANCE

       11.1 The Companies have obtained all necessary permits from authorities to carry out its activities and all the Companies' activities and products or services sold always have been in accordance with applicable laws and regulations, representations and terms.

       11.2 No objections at the Completion Date have been made against the Companies with respect to the works and premises, machinery and other assets, and the Seller as at the Completion Date has no reason to believe that any such objections will be directed against the Companies after the Completion Date.

       11.3 No other circumstances or event has occurred which implies or could imply any limitation or restriction in the conduct of the Companies' activities.

12.    BACKLOG OF ORDERS AND OUTSTANDING OFFERS

       The Seller represents and warrants that the Companies' backlog of orders and outstanding offers include orders and offers continuing prices and other terms and conditions which do not deviate substantially from the principles which were applied by the Companies prior to the Accounting Date.

13.    LITIGATION

       The Companies are not involved in any litigation, arbitration proceedings or any other dispute which may result in liability or costs by reason of any event or circumstance which is attributable to the period prior to the Completion Date except as disclosed in the Disclosure Letter.

14.    THE INTERIM BETWEEN THE ACCOUNTING DATE AND THE COMPLETION DATE

       Since the Accounting Date:-

       14.1 there has been no change in the manner of conducting the business of the Companies relative to previously applied business principles, nor has there been any entering into agreements and undertaking(s) by the Companies other than on terms and conditions generally applied in the Companies' field of business;

       14.2 there has been no change in employment compensation, pension and other employment benefits with respect to the Companies' management personnel nor has there been any new employment nor any termination of employment of any management personnel;

       14.3 there has been no divestment of, nor investment in, any fixed assets of a value in aggregate in excess of L.5,000;

       14.4 there has been no change in the Companies' backlog of orders with respect to terms and conditions, prices and credit risks;

       14.5 there has been no indebtedness (except ordinary credits from suppliers) incurred by the Companies either directly by way of loans or other credits, or indirectly by way of guarantee or ledge;

       14.6 there has been no payment of dividend or any similar distribution of funds or assets;

       14.7 the trade and business of the Company has been carried on in the ordinary and normal course;

15.    EFFECTS OF AGREEMENT

       This Agreement will not entitle any person to terminate or avoid any Contract to which the Company is party or have any effect on any such Contract.

16.    WARRANTY PROVISIONS

       The Companies have not issued any warranties which are not in the ordinary course of business or not normal in the trade and which relate to products which either have been delivered prior to the Completion Date or, as evident from the backlog of orders or offers made as of the Completion Date, will be delivered subsequent thereto.

17.    DOCUMENTATION

       All documentation concerning the Companies such as formation documentation, share register, minutes of meetings of the Board of Directors and the shareholders, contracts, undertakings, Government permits, books and accounts, deeds and documents of title to property, cheque books, keys, credit cards etc. will, to the extent not delivered up to the Buyer on Completion, be in the possession and safe custody of the Companies and freely available to the Buyer.

18.    TAXES AND CHARGES

       18.1 All necessary provisions for taxes, fees and other public charges have been made in the Management Accounts.

       18.2 The Companies will not be liable to pay any taxes, fines, interest or other punitive charges which are attributable to or connected with any Event on or before Completion.

       18.3 The Companies currently have fully paid taxes, fees and other public charges as required by laws and regulations.

19.    INTELLECTUAL PROPERTY RIGHTS

       19.1 The Company has no interest in any Intellectual Property Rights (whether registered or not) save for the Intellectual Property Rights details of which are given in the Disclosure Letter, all of which are (where applicable) registered in the name of the Company and are beneficially owned by it.

       19.2 The Seller has no reason to believe (but without having conducted searches of registers of Intellectual Property Rights ) that the processes employed and the products and services dealt in by the Company use, embody or infringe any Intellectual Property Rights (whether registered or not) vested in any other party or give rise (contingently or otherwise) to payment by the Company of any royalty or of any other sum.

       19.3 The Company is not passing off any part of its business as and for the business of any other person and, so far as the Seller is aware, no person is passing off its business as and for part of the Company's business.

20.    PENSIONS

       20.1 Other than the Pension Scheme there are no other Company administered arrangements to which the Company is or will become liable to contribute under which benefits of any kind are payable to or in respect of employees of the Company on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

       20.2 All relevant information about the Pension Scheme has been disclosed to the Buyer. All contributions, premiums, costs and expenses of the Pension Scheme have been fully paid to date. The Pension Scheme has complied with all relevant legislation and there are no claims (other than routine claims for benefits) whatsoever against the trustees/administrators of the Pension Scheme or the Company.

21.    AUTOLIV FRANCE

       The Seller has paid no compensation to Autoliv France in connection with the cessation of the distributorship arrangement between the Seller and Autoliv France and no tax or other charge is due or will become due by the Company as a result of such cessation.

22.    BUYER'S ADVISERS' REPORTS

       All statements of fact in the Buyer's Advisers' Reports are true and accurate in all material respects.

23.    RIGHTS TO DEFEND

       The Buyer agrees that where a breach of warranty results in compensation being paid by the Seller to the Buyer or there is a provision in the Completion Accounts in respect of any third party claims it will on the Seller's written request permit the Seller to defend the third party claim as the relevant Group Members agent and will procure that such Group Member provides such reasonable assistance as the Seller shall request provided that the Seller shall indemnify the Buyer and such Group Member for their reasonable costs in relation thereto.

                                   SCHEDULE 5

                                   THE SELLER




NAME AND ADDRESS                           Number and class of Shares
----------------                                  to be sold
                                                  ----------
Klippan Safety AB                          1,060,000 Ordinary Shares of L.1

                                   SCHEDULE 6

                             DETAILS OF THE COMPANY

                           SELLER TO COMPLETE DETAILS

Name of the Company.        :      Klippan Limited

Registered number           :      2264274

Registered office           :      Byron Street, Carlisle, CA2 5TD, England

Date of incorporation       :      2nd June 1988

Place of incorporation      :      England and Wales

Status of Company           :      Private limited company

Authorised share capital    :      GBP 1,060,000 divided into 1,060,000
                                   ordinary shares of 1 GBP each

Issued share capital        :      GBP 1,060,000 divided into 1,060,000
                                   ordinary shares of 1 GBP each

Directors' full names       :      Per Goran Nilsson

                                   David Wright

Secretary's full name       :      David Reay

Accounting reference date   :      31st December

Auditors                    :      Armstrong Watson & Co., Fairview House,
                                   Victoria Place, Carlisle, Cumbria, CA1 1HP,
                                   England

Bankers                     :      Svenska Handelsbanken, Manchester

Description of business     :      The development, manufacture and marketing
                                   of child seats for cars and seat belts

                         DETAILS OF OTHER GROUP MEMBERS
                         ------------------------------

Name of Group Member        :      Klippan GmbH

Registered number           :      HRB 3411

Registered office           :      Pinneberg, Germany

Date of incorporation       :      13th June 1986

Place of incorporation      :      Duesseldorf

Status                      :      Private limited company

Authorised share capital    :      DEM 50,000 divided into two ordinary shares
                                   of DEM 5,000 and 45,000 respectively

Issued share capital        :      DEM 50,000 divided into two ordinary shares
                                   of DEM 5,000 and 45,000 respectively

Registered shareholder      :      Klippan Limited:

Directors' full names       :      Per Goran Nilsson

Secretary's full name       :      N/A

Accounting reference date   :      31st December

Auditors                    :      N/A

Bankers                     :      Svenska Handelsbanken, Frankfurt, Germany
                                   and Volksbank, Mettman, Germany

Description of business     :      the marketing of child car seats
                                   manufactured in the Group


                         DETAILS OF OTHER GROUP MEMBERS
                         ------------------------------

Name of Group Member        :      Klippan S.A.R.L.

Registered number           :      B 403 378458

Registered office           :      Cergy, Paris

Date of incorporation       :      17th January 1996

Place of incorporation      :      Pontoise

Status                      :      Private Limited Company

Authorised share capital    :      FRF 50,000 divided into 500 ordinary shares
                                   of FRF 100 each

Issued share capital        :      FRF 50,000 divided into 500 ordinary shares
                                   of FRF 100 each

Registered shareholder      :      Klippan Limited       :      95%

                                   Christophe Leclerq    :      5%

Directors' full names       :      Per Goran Nilsson

Secretary's full name       :      N/A

Accounting reference date   :      31st December

Auditors                    :      N/A

Bankers                     :      Svenska Handelsbanken, Luxembourg and Union
                                   de Banques a Paris, Paris, France

Description of business     :      the marketing of child car seats
                                   manufactured in the Group

                         DETAILS OF OTHER GROUP MEMBERS
                         ------------------------------

Name of Group Member        :      AKTA Barnsakerhet AB

Registered number           :      556540-7961

Registered office           :      Klippan, Sweden

Date of incorporation       :      21st April 1997

Place of incorporation      :      Klippan, Sweden

Status                      :      Private Limited Company

Authorised share capital    :      SEK 100,000 divided into 1,000 ordinary
                                   shares of SEK 100 each

Issued share capital        :      SEK 100,000 divided into 1,000 ordinary
                                   shares of SEK 100 each

Registered shareholder      :      Klippan Limited

Directors' full names       :      Per Goran Nilsson, Managing Directors

                                   Sten-Ake Kjellstedt, Executive Managing
                                   Director

Secretary's full name       :      N/A

Accounting reference date   :      31st December

Auditors                    :      Ahsbergs Revisionsbyra AB, PO Box 4084;
                                   S-131 04 Nacka, Sweden

Bankers                     :      Svenska Handelshanken, Gjorwellsgatan 22;
                                   S-112 60 Stockholm; Sweden

Description of business     :      The marketing of child car seats
                                   manufactured in the Group

                                  SCHEDULE 7

                            DETAILS OF OY KLIPPAN AB

Name of Group Member        :      Oy Klippan AB

Registered number           :      150,956

Registered office           :      Sibbo, Finland

Date of incorporation       :      13th February 1959

Place of incorporation      :      Helsinki

Status                      :      Private Limited Company

Authorised share capital    :      FIM 3,000,000 divided into 6,000 ordinary
                                   shares of FIM 500 each

Issued share capital        :      FIM 3,000,000 divided into 6,000 ordinary
                                   shares of FIM 500 each

Registered shareholder      :      Klippan Safety AB

Directors' full names       :      Per Goran Nilsson

                                   Leo Martin

Secretary's full name       :      N/A

Accounting reference date   :      31st December

Auditors                    :      Oy Joe Sundholm and Co. AB Helsinki

Banks                              Svenska Handelsbanken, Helsinki, OY
                                   Postanken AB Helsinki and OY Merita AB,
                                   Helsinki

Description of business     :      The development, manufacturing and marketing
                                   of child car seats, seat belts and fall
                                   restraints and the marketing of
                                   complimentary safety products for children
                                   and home safety accessories from the Seller

SIGNED by                                  )

for and on behalf of                       )
KLIPPAN SAFETY AB                          )
in the presence of:- /s/ Per Goran Nilson  )

Witness's signature: /s/ G. J. Spalding

Name:                G. J. Spalding

Address: Eversheds
         Birmingham

Occupation:  Solicitor

SIGNED by                                  )
for and on behalf of                       )
BRADLEY INTERNATIONAL                      )
HOLDINGS LIMITED                           )
in the presence of:- /s/ Mike Dell

Witness's signature: /s/ G. J. Spalding

Name:                G. J. Spalding

Address: Eversheds
         Birmingham

Occupation:  Solicitor